CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this Agreement") is made as of the 1st day of November, 2002 by and between International Trust & Financial Systems, Inc., formerly Precom Technology, Inc., ("the Company"), a Florida corporation and George Gregor, an individual resident of the State of New Jersey ("the Consultant").

WHEREAS, the Company is an international financial and business planning, asset protection, insurance management, and merchant banking company;

WHEREAS, the Consultant provides business consulting services
("Consulting Services");

WHEREAS, it is the intent of the parties to this Agreement that Consultant conduct the Consulting Services purely as an independent contractor and not as an employee of the Company or of any of its affiliates, past, present or future, pursuant to Paragraph six (6) of Mimeograph 6566 published by the Office of the Commissioner of Internal Revenue in Cumulative Bulletin 1951-1, page 108.

WHEREAS, the Company wishes to retain the services of the Consultant and to compensate Consultant for services to be rendered on the following terms and conditions;

NOW, THEREFORE, the Company and the Consultant agree as follows:

1.	The Company hereby retains the services of the Consultant for a period of twelve (12) months commencing November 15, 2002 and ending November 14, 2003. In exchange for providing the Consulting Services to Company, the Consultant shall receive five hundred thousand (500,000) shares of Company's common stock, par value $.001 (the "Shares") with such Shares to be valued for purposes of this Agreement at $0.02 per share. Consultant shall not directly or indirectly promote or maintain a market for the Shares. Moreover, Consultant agrees that the Shares are not and will not be provided in connection with a capital raising transaction for the Company.

2.	Consultant agrees to provide independent consulting and business advice to the Company, including preparation of a business plan for the Company, including its proposed acquisition of the bank in New Jersey, the equipment leasing company in Florida and the financial planning companies, and its new business venture as a back office for trust and pension operations for small to mid-size banks; preparation of a private placement memorandum; introducing the Company to financial, banking, brokerage and other potential joint venture partners;
assisting with acquisitions, identifying potential acquisitions, due diligence and integration; assisting with the structure and operation of the acquired bank and development of its business plan; assisting and advising generally with the business of the Company, and particularly the Merchant Banking division; acting as a liaison between the Company and Global Direct Securities; and, undertaking such other projects as may be mutually agreed between the parties.

3.	The Consultant shall use the Consultant's best efforts to assist the Company by providing the Consulting Services at such time and such places as the parties may agree from time to time, it being understood and agreed that Consultant will provide his own office space in New
York and shall not be required to devote his full time and attention to the Consulting Services.

4.	The Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude Consultant from pursuing other projects. Likewise, the Company shall be free to engage the services of other consultants who may compete directly with Consultant in providing similar Consulting Services. Consultant understands and agrees that Consultant is not an employee of the Company or any parent, subsidiary or affiliates of the Company, including International Financial Concierge Services, Inc., a Florida corporation, ("IFCS") and Consultant covenants and agrees that Consultant will make no claim, contention or argument that Consultant is or ever was an employee of the Company or any of its parent, subsidiaries or affiliates. In the event that Consultant should ever claim, contend or argue that Consultant was an employee of the Company or any of its parent, subsidiaries or affiliates, then Consultant agrees that the Company shall be entitled to cancel the Shares on the transfer books of the Company and instruct the Company's transfer agent to make such cancellation, with no further consent of or notice to Consultant.

5.	The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

6.	The Company and its present and future subsidiaries jointly and severally agree to indemnify and hold harmless the Consultant against any loss, claim, damage or liability whatsoever, (including reasonable attorneys' fees and expenses), to which Consultant may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant pursuant to this Agreement unless such loss, claim, damage or liability arose out of Consultant's negligence, or intentional misconduct. The Company and its subsidiaries agree to reimburse Consultant for the reasonable costs of defense of any action or investigation (including reasonable attorney's fees and expenses); provided, however, that Consultant agrees to repay the Company or its subsidiaries if it is ultimately determined that Consultant is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against Consultant, it shall notify the Company within three
(3) days after the Consultant receives notice of such action, suit or threat. The Company shall have the right to appoint the Company's counsel to defend such action, suit or proceeding, provided that Consultant consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to Consultant, then the Company shall have the right to appoint alternative counsel for Consultant reasonably acceptable to Consultant, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. Consultant, or its co-counsel, shall promptly supply the Company's counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. Consultant shall not enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

7.	Consultant covenants and agrees that the Shares shall be and represent full payment and discharge of any claim by Consultant for any compensation, commission or other earnings of any kind against the Company and any current or future parent, subsidiary or affiliates of the Company, including IFCS. Consultant further covenants and agrees that the value of the Shares, as determined herein, shall be reported to Consultant on IRS Form 1099 for the year 2002. The Company shall reimburse Consultant for reasonable out-of-pocket expenses including but not limited to travel and entertainment expenses incurred by Consultant in the performance of Consulting Services, provided however, that Consultant shall incur no such expenses in excess of $500 without the prior written approval of the Company. At its discretion, the Company may advance reimbursement of, or otherwise provide payment for, certain of such expenses, including expense of travel, in connection with this Agreement and the performance by Consultant of the Consulting Services.

8.	This Agreement shall be binding upon the Company and the
Consultant and their successors and assigns.

9.	If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

10.	No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

11.	This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

12.	The Parties agree that should any dispute arise in the
administration of this Agreement, that this Agreement shall be governed and construed by the laws of the State of Florida, without regard to conflicts of laws of any other jurisdiction. The Parties further agree that any action arising out of this agreement shall be brought exclusively in appropriate court located in Palm Beach County, Florida.

13.	This Agreement contains the entire agreement between the parties with respect to the consulting services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.

PRECOM TECHNOLOGY, INC.             CONSULTANT:


BY:__/s/_Robert Hipple____________   __/s/_George Gregor____________
   Robert Hipple                      George Gregor
   CEO